Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
DR. TATTOFF, INC.

Pursuant to the provisions of the Florida Business Corporation Act (the “FBCA”), Dr. Tattoff, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby adopt the following articles of amendment (the “Articles of Amendment”) to its Articles of Incorporation as heretofore amended (the “Articles of Incorporation”):

FIRST

Article IV of the Corporation’s Articles of Incorporation are hereby amended by deleting Article IV in its entirety and inserting in lieu thereof a new Article IV as follows:

“ARTICLE IV
CAPITAL STOCK

The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Seventy Seven Million Eight Hundred Fifty Seven Thousand One Hundred Forty Three (77,857,143) shares, consisting of Seventy Five Million (75,000,000) shares of Common Stock, par value $0.0001 per share, and Two Million Eight Hundred Fifty Seven Thousand One Hundred Forty Three (2,857,143) shares of Preferred Stock. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.”

SECOND

The effective date of these Articles of Amendment shall be the date of filing.

THIRD

These Articles of Amendment were duly adopted on April 26, 2012, by the Board of Directors of the Corporation in accordance with Sections 607.1003 and 607.0821 of the FBCA, and by the Company’s shareholders on June 19, 2012 in accordance with Sections 607.1003 and 607.0704 of the FBCA.

Executed on June 22, 2012.

DR. TATTOFF, INC., a Florida corporation

By:	/s/ John P. Keefe
Name: John P. Keefe
Title: Chief Executive Officer